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                    CONSULTING AGREEMENT

     KNOW ALL MEN BY THESE PRESENTS:

     THAT, in consideration of the premises and the mutual agreements contained herein, DEVON ENERGY CORPORATION (the "Company"), a Delaware corporation of 1500 Mid-America Tower, Oklahoma City, Oklahoma 73102, has retained THOMAS F. FERGUSON ("Consultant"), of 46 Mount Street, London W1Y54D, England, as a consultant for the Company under the following terms and conditions:

     1. Consultant shall use his best efforts and shall devote such time as may be necessary in maintaining the best possible relations between the Company, the shareholders of the Company and other Company project investors and participants in Europe; in assisting in identifying additional corporate opportunities for the Company involving European investors or participants; in establishing and maintaining the best possible relations with such prospective investors or participants; and in generally assisting the Company in each of such matters or others which are agreed upon by the parties from time-to-time.

     2. Consultant shall provide the Company reports as often as may be appropriate under the circumstances (but no less than quarterly) describing the services performed hereunder and identifying the personal contacts made by Consultant, each in sufficient detail to adequately keep the Company apprised of the actions of Consultant hereunder.

     3. It is recognized by the parties that Consultant's obligations hereunder are limited, and that Consultant's services shall be performed on a part-time basis only. The parties agree that Consultant is not and shall not be considered to be an employee of the Company, nor shall Consultant be authorized to take any action on the Company's behalf nor shall Consultant be authorized to obligate Company in any manner.

     4. The Company shall pay Consultant for his services hereunder the sum of U.S. $30,000 per year in equal, quarterly installments. In addition, the Company shall reimburse all reasonable out of pocket expenses incurred by you in performing services hereunder. Unless specifically agreed to by the parties in a separate, written agreement, no other compensation, benefit or fee shall be due
Consultant by the Company for these or other services performed by him.

     5. This Agreement may be terminated by either party upon simple, written notice one to the other.


     EXECUTED as of the 1st day of June, 1989.

                            DEVON ENERGY CORPORATION



                            By: /s/ J. Larry Nichols
                                    J. Larry Nichols,
                                    President



                            By:/s/ Thomas F. Ferguson
                                   Thomas F. Ferguson